Exhibit 99.1

AMENDMENT NO. 1
TO ETHANOL PURCHASE AND SALE AGREEMENT
BETWEEN CARDINAL ETHANOL, LLC AND MUREX N.A., LTD.
DATED DECEMBER 18, 2006

THIS AMENDMENT NO. 1 TO the ETHANOL PURCHASE AND SALE AGREEMENT (“Amendment”) is made and entered into as of this 2nd day of July , 2009 by and among Murex N.A., Ltd., a Texas limited partnership (“Murex”), located at 5057 Keller Springs Road, Suite 150, Addison, Texas 75001, and Cardinal Ethanol, LLC, an Indiana limited liability company (“Cardinal”), located at 1554 N. 600 E., Union City, IN 47390.

WITNESSETH:

WHEREAS, Murex and Cardinal entered into that certain Ethanol Purchase and Sale Agreement on December 18, 2006 (the “Agreement”); and

WHEREAS, Murex and Cardinal desire to amend certain provisions of said Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

Definitions

Section 1.01 Definitions. The following definitions shall be added:

“Incremental Commission” means for each net gallon that Buyer takes under this Agreement, Buyer shall receive an additional 0.20% of the net purchase price as defined in Section 7.1, if Seller elects to be paid no later than the seventh (7th) day after the Friday of the week in which Seller issues the bill of lading for such gallons sold and delivered during said week as defined in Section 10.1. If Seller elects to be paid no later than the twentieth (20th) day after the Friday of the week in which Seller issues the bill of lading for such gallons sold and delivered during said week as defined in Section 10.1, no Incremental Commission is payable. Seller may make the election by fax or email no later than the Friday of the week in which Seller issues the bill of lading for such Gallons sold and delivered during said week. The election will remain in effect until Seller changes the election.

Unit Train means a train with at least 65 railcars in which all the railcars making it up are shipped from the same origin to the same destination, without being split up or stored en route.

ARTICLE II

Amendments

Section 2.01 Amendment to Section 3.1. Effective as of the date hereof, Section 3.1 of the Agreement is amended to read as follows:

Section 3.1 Initial Term; Renewal. The initial term of the Agreement shall be for an eight (8) year period, beginning on the Date of First Delivery (the “Initial Term”). The Initial Term shall be followed by renewal terms (the “Renewal Terms”) of one (1) year that renew automatically unless notice is given by either party at least ninety (90) days prior to the end of the current term. The Date of First Delivery is defined as November 18, 2008.

Section 2.02 Amendment to Section 7.1(a). Effective as of the date hereof, Section 7.1(a) of the Agreement is amended to read as follows:

Section 7.1(a) Determination of Price. For all sales of Ethanol by Buyer, where Buyer has agreed to sell Ethanol to third party customers, Buyer agrees to pay to Seller for each Gallon of Ethanol Delivered determined in accordance with Section 5.2 (the “Purchase Price”). The Purchase Price shall be equal to the actual sale price invoiced by Buyer for such Ethanol re-sold by Buyer to such third party customers for the most recent week (the “Sale Price”) less: (i) all Resale Costs, (ii) Taxes (as defined in Section 7.2) paid by Buyer, (iii) the Commission calculated as 0.90% of the “net” purchase price which is defined as the purchase price after deduction of the amounts set forth in clauses (i) and (ii) of this Section 7.1(a) and (iv) the Incremental Commission calculated as 0.2 0% of the “net” purchase price which is defined as the purchase price after deduction of the amounts set forth in clauses (i) and (ii) of this Section 7.1(a). Deduction of the Incremental Commission applies only if Seller elects early payment under the provisions of Section 10.1.

Section 2.03 Amendment to Section 10.1. Effective as of the date hereof, Section 10.1 of the Agreement is amended to read as follows:

Section 10.1 Purchase Price. Buyer shall pay to Seller the net Purchase Price for each Gallon of Ethanol Delivered under this Agreement as provided in Section 7.1(a) by direct wire transfer or electronic transfer to Seller’s designated bank account. The direct wire transfer or electronic transfer to Seller’s designated bank account (“Payment”) shall be made no later than the twentieth (20th) day after the Friday of the week in which the railroad issues the bill of lading or waybill for such Gallons sold and delivered during said week. At the time of each Payment Buyer shall forward a statement to Seller setting forth in reasonable detail all third party buyer purchase terms including without limitation, the quantity of Ethanol sold, the purchase prices, and all Resale Costs, Transportation Costs and commissions directly relating to such third party sale and purchase terms, and the quantity and price of Ethanol purchased by Buyer for its own account (if any). During the first sixty days of the start up of the Plant, the Buyer agrees to pay the Seller as follows: From days 1 to 60, the direct wire transfer or electronic transfer to Seller’s designated bank account (“Payment”) shall be made no later than the seventh (7th) day after the Friday of the week in which railroad issues the bill of lading or waybill for such Gallons sold and delivered during said week. From days 61 to 90, the direct wire transfer or electronic transfer to Seller’s designated bank account (“Payment”) shall be made no later than the fourteenth (14th) day after the Friday of the week in which the railroad issues the bill of lading or waybill for such Gallons sold and delivered during said week.

Seller may elect, by notifying Buyer by email or fax, to receive payment no later than the seventh (7th) day after the Friday of the week in which Seller issues the bill of lading for such Gallons sold and delivered during said week. In this case, Buyer shall also receive the Incremental Commission.

For Unit Trains, the date that the Unit Train ships determines the week in which the railroad issues the bill of lading or waybill for such Gallons sold and delivered during said week.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first written above.

BUYER:

MUREX N.A., LTD.,
a Texas limited partnership

By: MUREX MANAGEMENT, INC.
a Texas corporation, its general partner

By: /s/ Robert C. Wright
Robert C. Wright
President

SELLER:

CARDINAL ETHANOL, LLC

By: /s/ Jeffrey L. Painter
Name: Jeffrey L. Painter
Title: CEO/President

3